                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
/ /  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2)
/ /  Definitive Additional Materials
/X/  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               Giant Group, Ltd.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                       Fidelity National Financial, Inc.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

HEADLINE: FIDELITY NATIONAL FINANCIAL INC. WILL SEEK FOUR SEATS ON GIANT GROUP, LTD.'S BOARD

DATELINE: IRVINE, CALIF., MARCH 1, 1996

BODY:

          Fidelity National Financial Inc. (NYSE: FNF), one of the nation's leading title insurance underwriters, announced today that it will solicit proxies in connection with Giant Group, Ltd.'s (NYSE: GPO) 1996 annual meeting of stockholders to elect a slate of directors committed to effecting an immediate merger of Giant with and into Fidelity on the terms indicated in Fidelity's proposal. Fidelity's announcement is in response to Giant's rejection of Fidelity's proposal to acquire Giant. Under Fidelity's proposal, Giant stockholders would receive Fidelity common stock worth $12.00 per Giant share, subject to a collar to be negotiated.

          Fidelity delivered, on March 1, 1996, a Notice of Stockholder Intention to Submit Business to Giant's Secretary. The purpose of such notice is to comply with Giant's advance notice bylaw provision. In the notice Fidelity announced that it intends to appear at Giant's 1996 annual meeting of stockholders to elect the following persons as members of the Board of Directors of Giant:

          Roger D. Loomis, Jr., 47, a Shareholder in the California law firm of Buchalter, Nemer, Fields & Younger, specializing in corporate and securities law. Mr. Loomis was previously a Partner in the California law firm of Lewis, D'Amato, Brisbois and Bisgaard and, prior to that, he was a Partner in the California office of Pepper, Hamilton & Sheetz. Currently Mr. Loomis is a member of the Institute for Corporate Counsel and serves on its Board of Advisors. He is a member of the State Bar of California, the American Bar Association and the Los Angeles County Bar Association, where he is currently serving on the Executive Committee of the Business and Corporations Law Section and until recently was the Editor in Chief of the Business Law Update. Mr. Loomis is a Trustee of High Point Academy in Pasadena, California.

          Seymour Preston Jr., 51, Senior Vice President of Goldin Associates, L.L.C., a financial advisor and turnaround manager specializing in restructuring and workouts. Mr. Preston was formerly a Senior Managing Director and the head of the Restructuring Group of Furman Selz Incorporated, an investment banking firm. Prior to joining Furman Selz, Mr. Preston was a Managing Director of the Equitable Capital Management Corporation, a money management subsidiary of the Equitable Life

Assurance Society of the United States and an Investment Officer of The Equitable Life Assurance Society of the United States, a life insurance company. Mr. Preston currently serves on the board of directors of Horsehead Resource Development Company, Inc., a NASDAQ listed company primarily engaged in inorganic hazardous waste resource recovery.

          Andrew F. Puzder, 45, Executive Vice President and General Counsel of Fidelity National Financial, Inc. Mr. Puzder has held these positions since January 1995. Prior to joining Fidelity he was a Shareholder in the California law firm of Stradling, Yocca, Carlson and Rauth. Mr. Puzder previously was a Partner in the California law firm of Lewis, D'Amato, Brisbois and Bisgaard, specializing in corporate and securities law. Prior to that, he was a Partner in the Stoler Partnership, a Missouri law firm.

          Frank P. Willey, 42, President and a director of Fidelity National Financial, Inc. Mr. Willey has been President since January 1995 and a director since December 1986. He previously held the position of Executive Vice President and General Counsel of Fidelity. Mr. Willey has served in various capacities with subsidiaries and affiliates of Fidelity since joining Fidelity in 1984. Mr. Willey currently serves on the board of directors of a number of companies, including CKE Restaurants, Inc., a NASDAQ listed company primarily engaged in the food service industry. CKE operates approximately 660 Carl's Jr. quick-service and approximately 22 Boston Chicken restaurants.

          Fidelity believes, and each of the nominees has informed Fidelity that he believes, that it is in the best interests of the stockholders of Giant to merge with and into Fidelity on the terms of Fidelity's proposal. If such a transaction cannot thereafter be completed the nominees currently intend to consider seeking a liquidation of Giant pursuant to which Giant's assets (principally consisting of cash and shares of Rally's Hamburgers, Inc.'s stock), would be distributed to Giant's stockholders.

          Giant's rejection of the Fidelity proposal was contained in a letter from Terry Christensen, a director of Giant, to William P. Foley, II, Fidelity's Chairman and Chief Executive Officer. Fidelity's spokesperson noted that in the letter, Giant attempted to justify several of its recent entrenchment maneuvers and to whitewash the concerns that Fidelity raised in its proposal regarding these entrenchment maneuvers. In its letter, Giant stated it is not for sale--and it did not address the fairness of Fidelity's offer to Giant's stockholders. Fidelity's spokesperson said: "Our offer was more than fair. Their silence speaks volumes."

          The Fidelity spokesperson also stated that it appears Giant failed to conduct a serious analysis of the benefits of Fidelity's proposal to Giant's stockholders. "We believe the stockholders will see through these tactics and so we have proposed our slate. Economics will rule."

          In addition, the Fidelity spokesperson stated that on December 19, 1995, Giant commenced an action against Fidelity, Mr. Foley, CKE Restaurants, Inc., William Davenport and Robert Martyn. Fidelity and Mr. Foley filed counterclaims against Giant on January 16, 1996 and amended their counterclaims on February 16, 1996. In their counterclaims, among other things, Fidelity and Mr. Foley seek the following declarations: (1) that Giant, and one of its directors, defamed Fidelity and Mr. Foley in two of Giant's press releases, (2) that Giant's repurchases of an aggregate of 535,527 shares of its common stock in early January 1996 were invalid, unfair, and beyond the directors' powers,
(3) that the offer to exchange a new series of $9.00 liquidation preference, participating, nonvoting preferred stock of Giant for common stock of Rally's Hamburgers, Inc., is invalid, unfair, and beyond the directors' powers, (4) that Giant's directors' consent to Rally's repurchase of $22 million face value of debt from Giant is invalid, unfair, and beyond the directors' powers, (5) that Giant's directors, and each of them, breached their fiduciary duties in taking the actions described in the counterclaims and (6) that the Poison Pill adopted by Giant's directors is invalid, unfair, and beyond the directors' powers.

               Headquartered in Irvine, Fidelity National Financial Inc. is one of the largest national underwriters engaged in the business of issuing title insurance and performing other title-related services in 49 states, the District of Columbia, Puerto Rico, the Bahamas and the Virgin Islands through its principal underwriting subsidiaries: Fidelity National Title Insurance Co., Fidelity National Title Insurance Co. of California, Fidelity National Title Insurance Co. of Pennsylvania, Fidelity National Title Insurance Co. of Tennessee and American Title Insurance Co.


                                   *   *   *

CONTACT: Andrew F. Puzder, Executive Vice President and General Counsel, of Fidelity National Financial, Inc., 714-622-5000

     CERTAIN ADDITIONAL INFORMATION: Fidelity National Financial, Inc. ("Fidelity") will be soliciting proxies for the election of directors at Giant Group, Ltd.'s 1996 annual meeting of stockholders. The following persons may be deemed to be participants in the solicitation by Fidelity: Fidelity, Mr. Andrew F. Puzder, Mr. Frank P. Willey, Mr. Roger D. Loomis, Jr. and Mr.
Seymour Preston Jr. Fidelity is the beneficial owner and record owner of 100 shares of Giant common stock, par value $.01 per share (the "Common Stock"). Fidelity is the beneficial owner of 695,489 shares of Giant Common Stock, or approximately 14.6% of Giant's outstanding Common Stock. Of the 695,489 shares of Common Stock beneficially owned by Fidelity, 120,489 of such shares were purchased by a wholly-owned subsidiary of Fidelity. Mr. Foley, who is Chairman of the Board and Chief Executive Officer of Fidelity, owns approximately 21.7% of Fidelity's outstanding common stock. Mr. Foley may be deemed to be the beneficial owner of 695,489 shares of Giant Common Stock owned by Fidelity. Mr. Foley owns 10,000 shares of Giant Common Stock, or approximately .2% of Giant's outstanding Common Stock. Mr. Foley expressly disclaims beneficial ownership of the 695,489 shares of Giant Common Stock owned by Fidelity and Fidelity expressly disclaims beneficial ownership of the 10,000 shares of Common Stock beneficially owned by Mr. Foley. Mr. Willey, who is President and a director of Fidelity, owns approximately 7% of Fidelity's outstanding common stock. Mr. Willey may be deemed to be the beneficial owner of 695,489 shares of Giant Common Stock. Mr. Willey expressly disclaims beneficial ownership of the 695,489 shares of Giant Common Stock owned by Fidelity. Mr. Puzder, who is Executive Vice President and General Counsel of Fidelity, may be deemed to be the beneficial owner of 695,489 shares of Giant Common Stock. Mr. Puzder expressly disclaims beneficial ownership of the 695,489 shares of Giant Common Stock owned by Fidelity. To the best of Fidelity's knowledge, none of the other persons who may be deemed participants currently own any shares of Giant stock.